Movatic


movatic
Netcapital Pitch Deck

The Trends

Shared Mobility is Exploding into a $458 Billion annual market in the USA and multi-trillion dollar global market.

Urbanization and Autonomy is accelerating the transition to shared mobility.

A Variety of Mobility Services are Required. Just think of needing car share to visit grandma's, shuttle and bikeshare to commute, and rideshare to grab drinks.

The Problem

Mobility Companies (bikes, cars, scooters, bike lockers etc producers) **need to become sharing companies**, but:

Building the Software is Hard, many of these companies don't have the scale, experience or capital.

Companies want to Focus on their Core Competencies instead of reinventing existing products to create a complete mobility solution. For instance, a car company wants to focus on building cars instead of bikes for bikeshare.

The Solution

Expertise and Scale, allows Movatic's Software Platform to be able to make any company's mobility product shareable.

A Complete Mobility Solution, Movatic creates a complete solution by bringing together a variety of companies into the Movatic app. This means that every company that joins Movatic's prosperous ecosystem is part of a global network that gets stronger and more compelling with each addition.

Product



Product Cont.



- System Management
- Data & Reporting
- Billing, Maintenance

Model

Movatic's makes companies mobility products shareable. These companies in turn sell these movatic enable products to their existing customers.

Revenue Streams

- Recurring software fees charged to manufacture
- 3.1% processing fee

Growth Drivers

- Growth of existing clients
- Strong pipeline of new clients
- Growing install base

KPIs

- Revenue Doubling every 6 months
- $23k monthly average revenue in Q4 2017
- 100+ systems on platform
- Working with 10 mobility product manufacturers
- Strong Pipeline for 2018

Milestones

- **Spring 2018** - Close Netcapital Raise
- **Spring 2018** - Apply to Techstars Mobility (2018 Cohort July-October)
- **Fall 2018** - Land and Launch Major Mobility Manufacturer
- **Winter 2018** - Raise Seed Round $1-1.5M+ at a $5M + pre-money valuation

Founders

Ansgar Strother - co-Founder & CEO

- Co-Founder & CEO of A2B Bikeshare
  - Venture Backed
  - IP licensed to several major bikesharing companies including Movatate, the largest bikeshare operator in the USA
  - Technology acquired by Zagster a company which has raise over $17m in Venture.

Adam Jakiela - co-Founder & CTO

- CTO of A2B Bikeshare
- Graduate of Hacker Fellows

Testimonials

"Our experience and that of our customers has been 100% positive. Our previous software was an in-house developed application using a web application frontend and backend Admin. The Movatic will help us provide a more scalable platform."
-- Patrick Perugini, President of On Bikeshare

"Movatic has been an excellent partner in developing this capability. Without Movatic we would have not be able to bring this capability to our customers."
-- Richard Hartger, CEO of CycleSafe

"Movatic put us at a competitive advantage in the bike room space as we can provide an all-inclusive solution."
-- Sean McKnight, Bicycle Infrastructure Coordinator

"I have been working with Ansgar and his team for over four years. What initially attracted us was his entire team's willingness to listen and consider every idea or request, but what kept us was his follow through and commitment to making sure we had a viable system. "
-- John Stowman, Co-Founder and President of FairBikes a system operated with Movatic

"When we approached Movatic about being our bikeshare platform provider it quickly became apparent that they could help us with our customized needs in our operation. Each step of the way there was a desire to assist and patiently explain their system to make it work for us and our marketplace. Quick delivery and ongoing support have made this a great first season. You need great partners to make a new venture work and without a doubt we found them!"
-- Rebecca deBoer, Owner of Zoom Bikeshare a system operated with Movatic

movatic

Ansgar Strother, CEO
734.972.8617
ansgar@movatic.co

Invest

$100.00 minimum investment

Invest

Introduction

Movatic enables companies to join the shared mobility economy.

Shared mobility is exploding into a $458 Billion annual market in the USA and multi-trillion dollar global market. This trend is accelerating as we continue to urbanize; moving us away from ownership models (think owning a car or bike) to shared a service based model filled with variety. Just think of needing car share to visit grandma's, shuttle and bikeshare to commute, and rideshare to grab drinks. In this new mobility economy, variety is not just a luxury, but a requirement for a complete solution.

This trend has every company that makes mobility products (bikes, cars, scooters, bike lockers etc) wanting to enter the sharing space.

The Problem:
Too many hardware (small and mid-sized) companies don't have the capital, scale, or experience to build the software needed to enter the shared mobility market.

So what is Movatic?
Movatic is a software platform that consists of two key parts: it's app and backend solution. Both combine to make mobility hardware shareable. On the Movatic App, users can find, rent, and pay for different mobility services. The Movatic back-end software allows for these services to be managed: pricing to be set, hardware to be maintained and for customers to be supported.

Current Market:
Movatic is currently focused on working with bike parking and bike companies that need software to enter the sharing space. Movatic started in these spaces so that it could rapidly gain paying customers that have allowed it to improve and develop it's platform. Additionally these companies are involved in other segments like parking, buses, car sharing and are actively pulling us into these segments.

Long Term Growth Opportunity:
As Movatic enters these new segments Movatic is beginning to solve the requirement for a variety of mobility services. Movatic does not create white label apps, instead, all services that use Movatic software can be found within the Movatic app (while having their own in app branding). This means that as we grow, Movatic is creating a strong network that is able to meet all of a users mobility needs. It will be this strong network that eventually allows us to work with companies that already have their own sharing software.

Traction:
Due to this strong market need, Movatic is already working with 10 companies and has a strong sales pipeline. Revenue is doubling every 6 months and has already reached break even.

Ask:
Movatic is looking to raise $107,000 to keep up with the demand of new customers. Each new customer requires technical integration and training before they can begin selling and thus to rapidly grow requires upfront investment.

Opportunity

With an urbanizing population and self driving cars rapidly approaching, every mobility hardware company is working to become a sharing company. Based on these trends, shared mobility is expected to become a $458 Billion annual market in the USA and a multi-trillion dollar market globally. The most critical piece in this transition will be software. Due to this critical role sharing software is on track to become a $15+ Billion a year annual market in the USA.

As a mobility sharing platform Movatic is well positioned to take advantage of this trend. Unlike other solutions our platform approach generates scale that drives value and a network effect that make the platform more valuable with each additional system.

Mobility as a service US market size →

Progress

Movatic already has over 100 systems launched on the platform and is actively working with 10 companies. With a strong pipeline of new potential partners Movatic is on course for a strong 2018. Movatic is doubling revenue every 6 months without any equity investment. Our progress has been so strong that Movatic has been awarded $50,000 in business accelerator funds from Ann Arbor Spark.

Business Model

Movatic's business model is to integrate its platform with companies mobility products (bike lockers, bikes, bike locks ect.) to make them shareable. As these companies sell these shareable products to their existing customer bases movatic collects software licensing fees along with 3.1% of all rental fees.

Team

Movatic is headed by two very dedicated co-Founders Ansgar Strother and Adam Jakiela. Ansgar and Adam worked together previously at Ansgar's last Startup A2B Bikeshare. A2B Bikeshare's technology was licensed by several companies including Motivate, the largest bikeshare operator in the USA. Ultimately, it's technology was acquired by Zagster, a VC back company that has raise over $17 M.

Ansgar Strother handles the business and sales side of the company, while Adam manages the technical development with our 2 all star female developers. Furthermore, Movatic is active in the Michigan entrepreneurial eco-system with a strong network of advisors.

Testimonials

- “Our experience and that of our customers has been 100% positive. Our previous software was an in-house developed application using a web application frontend and backend Admin. The Movatic will help us provide a more scalable platform.” Patrick Perugini, President of On Bikeshare
- “Movatic has been an excellent partner in developing this capability. Without Movatic we would have not be able to bring this capability to our customers.” Richard Hartger, CEO of CycleSafe
- “Movatic put us at a competitive advantage in the bike room space as we can provide an all-inclusive solution.” Sean McKnight, Bicycle Infrastructure Coordinator
- “I have been working with Ansgar and his team for over four years. What initially attracted us was his entire team's willingness to listen and consider every idea or request, but what kept us was his follow though and commitment to making sure we had a viable system. “ John Stowman, Co-Founder and President of FairBikes a system operated with Movatic
- “When we approached Movatic about being our bikeshare platform provider it quickly became apparent that they could help us with our customized needs in our operation. Each step of the way there was a desire to assist and patiently explain their system to make it work for us and our marketplace. Quick delivery and ongoing support have made this a great first season. You need great partners to make a new venture work and without a doubt we found them!” Rebecca deBoer, Owner of Zoom Bikeshare a system operated with Movatic

Become a part of Movatic

By joining Movatic you will join a fast growing company that is creating value while helping transform mobility creating a more convenient and greener world. Your investment will allow Movatic to grow it’s team so that it has the resources to close on and not miss out on the all it’s profitable opportunities. Movatic will keep you engaged with our progress with quarterly email updates.

This is an offering of Common Stock, under registration exemption 4(a)(6), in Movatic, Inc.. This offering must raise at least $10,000 by April 23, 2018 at 4:00pm ET. If this offering doesn’t reach its *target*, then your money will be refunded. Movatic may issue additional securities to raise up to $107,000, the offering’s *maximum*.

$2,550 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,053,500 shares × $2.00 per share
= $2,107,000 implied valuation

Financials

Movatic is already break. Even so, we anticipate the proceeds of this offering will be used to bring in new business and help the company grow faster. To do this, we plan to use the funds to hire an additional business development/sales position. To support this role we also plan to add an additional programmer to support the on-boarding of the additional clients.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Summary

By investing in Movatic you are investing in:

- A company that is growing rapidly and has been doubling revenue every 6 months without investment.
- A company with a proven product with strong buy in from current partners and a strong potential pipeline.
- A company that is already breaking even that will be using funding to accelerate its revenue growth.
- A company that will make the world more convenient, connected and greener.

Movatic's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 23, 2018

Ask Movatic a question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

What factors make an investment in Movatic speculative or risky?

- After raising investment the company expects to generate operating losses for the foreseeable future, it may not achieve profitability for some time, if at all. These losses are targeted to accelerate the company's growth.
- Due to the rapidly changing mobility environment the company may not experience the expected growth which would lessen or prevent a return on investment.
- Our revenue is generated by our OEM customers. In the unlikely event that they go out of business or discontinue selling Movatic enabled products, the loss of that OEM could have a significant negative impact on revenue.
- The company is faced with all of the risks associated with being an early stage company. In addition, the Company's business is subject to numerous risks associated with a new company engaged in the discovery and development of mobility products. Such risks include, among other things, competition from well-established, well-capitalized companies and unanticipated development difficulties and risks associated with the regulatory environment.

What are the risks to Netcapital investors relating to minority ownership in Movatic?

- Our Operating Agreement can be amended by the holders of the Member Units. As minority owners, the crowdfunding investors are subject to the decisions made by the majority owners. The issued and outstanding membership interest units give management voting control of the company. As a minority owner, you may be outvoted on issues that impact your investment, such as the issuance of new units, or the sale of debt, convertible debt or assets of the company.

What are the risks to Netcapital investors associated with corporate actions including:

- The issuance of additional shares of our common stock will dilute the ownership of the crowdfunding investors. As a result, if we achieve profitable operations in the future, our net income per share will be reduced because of dilution, and the market price of our common stock, if there is a market price, could decline as a result of the additional issuances of securities.
- If we repurchase securities, so that the above risk is mitigated, and there are fewer shares of common stock outstanding, we may not have enough cash available for marketing expenses, growth, or operating expenses to reach our goals. If we do not have enough cash to operate and grow, we anticipate the market price of our membership units would decline.
- A sale of our company or of the assets of our company may result in an entire loss of your investment. We cannot predict the market value of our company or our assets, and the proceeds of a sale may not be cash, but instead, unmarketable securities, or an assumption of liabilities. It is unlikely that in the near term, a sale would result in a premium that is significant enough over book value to generate a return to our investors.

How might the rights of the above securities limit, dilute, or qualify the rights of the securities you will offer on Netcapital?

- The company has no existing debt or any outstanding stock warrants.

How could the exercise of rights held by the individuals above affect the purchasers of the securities being offered?

- "As the holder of a majority of the voting rights in the company, our Members may make decisions with which you disagree, or that negatively affect the value of your investment in the company, and you will have no recourse to change those decisions. Your interests may conflict with the interests of other investors, and there is no guarantee that the company will develop in a way that is advantageous to you. For example, the majority shareholder may decide to issue additional shares to new investors, sell convertible debt instruments with beneficial conversion features, or make decisions that affect the tax treatment of the company in ways that may be unfavorable to you. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns."
- "As the holder of a majority of the voting rights in the company, our Investor Members may make decisions with which you disagree, or that negatively affect the value of your investment in the company, and you will have no recourse to change those decisions. Your interests may conflict with the interests of other investors, and there is no guarantee that the company will develop in a way that is advantageous to you. For example, the majority shareholder may decide to issue additional shares to new investors, sell convertible debt instruments with beneficial conversion features, or make decisions that affect the tax treatment of the company in ways that may be unfavorable to you. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns."

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.